Exhibit 23.3
Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Hooper Holmes, Inc. of our report dated March 16, 2017, relating to the financial statements of Provant Health Solutions, LLC, appearing in the Current Report on Form 8-K filed with the SEC on May 12, 2017, by Hooper Holmes, Inc. Our report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.
We also consent to the reference of our firm under the heading "Experts" in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
December 20, 2017